Exhibit j 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A for MainStay VP Funds Trust of our report dated February 19, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report of MainStay VP Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement and on the initial page of the Statement of Additional Information constituting part of such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 14, 2015